Letter of Engagement

Guardian Technologies International, Inc.

May 8, 2007

The following sets forth the agreement for the engagement of Trilogy Capital Partners, Inc. (“Trilogy”) by Guardian Technologies International, Inc. (“GDTI” or the “Company”):

Term and Termination

Twelve months, commencing as of the date set forth above (the “Initial Term”), and terminable thereafter by either party upon 30 days’ prior written notice.   The Initial Term shall commence on the date set forth above (the “Commencement Date”).

Objective    The development and implementation of a proactive marketing program designed to increase the investor awareness of GDTI in the investment community and generate a significant increase in liquidity.

The Program    Trilogy will structure and implement a marketing program designed to create extensive financial market and investor awareness for GDTI to drive long-term shareholder support.  The core drivers of the program will be to inform potential institutional and retail investors of GDTI’s business and stimulate interest in investment in the Company’s stock through a proactive sales and marketing program emphasizing technology-driven communications and leveraging GDTI’s image to attract additional long term investors and to create additional opportunities in M&A and Business Development.  As share price is affected by various factors unrelated to Trilogy’s efforts, Trilogy can give no assurance that the marketing program will result in an increase in GDTI’s stock price.

Current law provides that during any period in which the Company is in “registration” for a public offering of securities under the Securities Act of 1933, and during the distribution of such securities, the Company’s investor relations and marketing efforts must be severely limited.  To insure that Trilogy does not violate this requirement, the Company will advise Trilogy in writing whenever a registration statement is filed or a registration is pending for any of the Company’s securities.  It will be the responsibility of the Company (with the advice of its securities counsel) to determine what investor relations and financial marketing efforts are permissible and non-permissible during such periods.  Consequently, Trilogy will advise the Company in advance of any proposed investor relations or financial marketing efforts and follow the direction of the Company and its securities counsel with regard thereto.

Responsibilities

Trilogy will structure and implement the program described above in accordance with a marketing plan provided to GDTI.  Trilogy will work in conjunction with the Company’s management, securities counsel, investment bankers, auditors and marketing director, and under supervision of executive management.  Trilogy will designate a principal account representative to GDTI responsible for this engagement.

The content is as follows:

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Campaign Planning, Development and Execution

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Press Announcements: drafting, approval and distribution

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Database Development and Management

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Image Analysis:  recommendations and implementation

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Messaging:  institutional and retail

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Online presentations: drafting and production responsibilities

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Website Overhaul – installation and maintenance of auto IR program

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Email messaging: targets: Retail and Institutional/Other databases

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Media including Interactives and PowerPoints

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Direct Mail: shareholder, media, GDTI relationship universe

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Public Relations

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Capital Conferences

Trilogy will not publish or publicly release any press release or other public communication or document referring or relating to the Company (“IR Documents”), or cause any other party to do so, that has not been approved in writing by the Company.  The Company assumes full responsibility for the accuracy and completeness of all IR Documents which it has approved and the compliance of such IR Documents with applicable laws, rules and regulations.  The Company agrees that Trilogy has no obligation or duty to verify the accuracy or completeness of the IR Documents or their compliance with applicable law.

Confidentiality and Material Information    Trilogy agrees that all Confidential Information shall remain the property of the Company and will be held and treated by Trilogy and its affiliates, directors, officers and employees (collectively, the “Representatives”) in confidence and will not, except as provided in this Agreement, without the prior written consent of the Company, be disclosed by Trilogy or its Representatives, in any manner whatsoever, in whole or in part, and will not be used by Trilogy or its Representatives other than in connection with performing the duties and responsibilities of Trilogy under this Agreement.

“Confidential Information” means all technical, commercial, financial or other information concerning the business, affairs and operations of the Company and its affiliates and which the Company or its agents or representatives have provided or will provide to Trilogy in connection with its services hereunder whether provided in writing, electronically or verbally.  Notwithstanding the foregoing, the following will not constitute "Confidential Information" for purposes of this Agreement: (i) information which is available in the public domain or marketplace; (ii) information which after disclosure to Trilogy by the Company becomes part of the public domain by publication or otherwise, expect by breach by Trilogy of the terms of this Agreement; (iii) information which was rightfully in the possession of Trilogy at the time of disclosure to Trilogy by the Company; and (iv) information which is rightfully received by Trilogy from a third party who is not prohibited from transmitting the information to Trilogy by a contractual, legal or fiduciary obligation to the Company.

Fees      $10,000 per month, with the first payment due on execution, payable by wire transfer of funds to the account designated by Trilogy, and the remaining payment due on the first date of each monthly anniversary of each month (e.g. the second payment is due May 23, 2007).

Equity Compensation The Company has concurrently herewith issued to Trilogy Seven Hundred Fifty (750,000) warrants.  Each Warrant represents the right to purchase one share of Common Stock at $0.80 per share (the number of shares and exercise price are subject to adjustment as provided in the Warrants).  These Warrants are vested and deemed earned as of the date hereof.  The shares of Common Stock underlying the Warrants have piggyback registration rights to the next registration statement filed by the Company under the Securities Act.

Marketing Budget

  To support the financial marketing program, NEOI acknowledges that it will incur certain third party marketing costs.  Such costs shall, at Trilogy’s election, be invoiced directly to the Company or paid by Trilogy and reimbursed by the Company.  Trilogy will not incur these costs on behalf of the Company except with the approval of the Company or pursuant to a budget approved by the Company (which budget shall not be less than $150,000).  The Company agrees to pay or reimburse all budgeted or approved marketing costs.  The Company shall have no obligation to reimburse Trilogy for any third party marketing cost that exceeds the approved budget or is otherwise not approved by the Company.  The Company understands that prompt payment of these costs is vital to the on-going investor relations program, and therefore shall pay or reimburse Trilogy for these costs promptly upon invoice.  The Company shall indemnify and hold harmless Trilogy from any losses, claims, costs, expenses, liabilities and damages from its failure to timely pay or reimburse Trilogy for these third party marketing costs.

Indemnification

The Company agrees to provide the indemnification set forth in “Exhibit A” attached hereto.

Corporate Obligations    The obligations of Trilogy under this Agreement are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Trilogy shall be subject to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of any other party to this Agreement.

Limitation of Liability   In no event shall Trilogy be liable for consequential damages, even if it has been advised thereof.  In no event shall Trilogy’s liability exceed the fees paid to it pursuant to this Agreement.

Additional Services   If Trilogy is called upon to render services directly or indirectly relating to the subject matter of this Agreement beyond the services contemplated above (including, but not limited to, production of documents, answering interrogatories, giving depositions, giving expert or other testimony, whether by agreement, subpoena or otherwise), the Company shall pay to Trilogy a reasonable hourly rate for the persons involved for the time expended in rendering such services, including, but not limited to, time for meetings, conferences, preparation and travel, and all related costs and expenses and the reasonable legal fees and expenses of Trilogy’s counsel.  This Section is not intended to address circumstances in which Trilogy has a claim for indemnification, which circumstances are addressed by Exhibit A to this Agreement.

Survival of Certain Provisions

The Sections entitled “Indemnification” (including “Exhibit A”), “Corporate Obligations,” “Limitation of Liability,” “Additional Services,” “Attorneys’ Fees” and “Governing Law” shall survive any termination of this Agreement and Trilogy’s engagement pursuant to this Agreement.  In addition, such termination shall not terminate Trilogy’s right to compensation accrued through the date of termination, to compensation for the remainder of the Initial Term if this Agreement is terminated without cause and for reimbursement of allowed expenses (including third party marketing costs).  Any purported termination of this Agreement by the Company prior to the end of the Initial Term other than for material breach or default in accordance with “Term and Termination” above, or any termination by Trilogy as a result of non-payment or other material breach by the Company (including the failure to pay third-party marketing costs), shall not terminate Trilogy’s right to the fees through the entire Initial Term (as Trilogy’s time and commitment are expected to be greater in the first part of its engagement).

Services/Reimbursable Expenses    The monthly fees paid to Trilogy under this Agreement will cover all services rendered by Trilogy and Trilogy personnel.  Travel and entertainment costs for Trilogy personnel, in addition to certain third-party costs, will be borne and paid or reimbursed by the Company and included in the marketing budget prepared by Trilogy.  Trilogy will provide reasonable documentation to support reimbursement claims.  Trilogy will not incur any individual reimbursable cost of $500 or more without the written approval from the Company.  These reimbursable costs are not third-party marketing costs under “Marketing Budget.”

Attorneys’ Fees

If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, reasonable attorneys’ fees to be fixed by the court.

Governing Law   This Agreement is made and entered into at Los Angeles, California, and shall be governed by Delaware law without giving effect to the principles of conflicts of law thereof.  The invalidity of any provision shall not affect the remaining provisions.  The parties hereby consent to the exclusive jurisdiction, venue and forum of any state or federal court in Dover, Delaware with respect to any action, which, in whole or in part, in any manner arises under or relates to his Agreement.

Agreed and Accepted:

Guardian Technologies International, Inc.      Trilogy Capital Partners, Inc.

By

/s/ William J. Donovan

By

/s/ A.J. Cervantes

Name William J. Donovan

 A. J. Cervantes,

President/COO

Chairman and CEO

EXHIBIT A

Indemnification Provisions

Guardian Technologies International, Inc., Inc. (the “Company”) unconditionally, absolutely and irrevocably agrees to and shall indemnify and hold harmless Trilogy Capital Partners, Inc. (“Trilogy”) and its past, present and future directors, officers, affiliates, counsel, shareholders, employees, agents, representatives, contractors, successors and assigns (Trilogy and such persons are collectively referred to as the “Indemnified Persons”) from and against any and all losses, claims, costs, expenses, liabilities and damages (or actions in respect thereof) arising out of or related to this Agreement, and any actions taken or omitted to be taken by an Indemnified Party in connection with this Agreement (“Indemnified Claim”).  Without limiting the generality of the foregoing, such indemnification shall cover losses, claims, costs, expenses, liabilities and damages imposed on or incurred by the Indemnified Persons, directly or indirectly, relating to, resulting from, or arising out of any: (i) actual or alleged misstatement of fact or omission of fact, or any actual or alleged inaccuracy in any information provided or approved by the Company in connection with the engagement, including any actual or alleged misstatement, omission or inaccuracy in any SEC filing, press release, website, marketing material or other document, or oral presentation or webcast, whether or not the Indemnified Persons relied thereon or had knowledge thereof.  In addition, the Company agrees to reimburse the Indemnified Persons for legal or other expenses reasonably incurred by them in respect of each Indemnified Claim at the time such expenses are incurred.  Notwithstanding the foregoing, the Company shall not be obligated under the foregoing for any loss, claim, liability or damage that is finally determined by a court with proper jurisdiction to have resulted primarily from the willful misconduct (including a willful breach of the obligations of Trilogy under the Agreement) or bad faith of the Indemnified Person.